Exhibit 99.(g)(2)

FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of _________________ by and between each entity listed on Annex I attached hereto, on behalf of their respective series of the entity (the “Fund”) and The Bank of New York Mellon (“BNY”).

W I T N E S S E T H:

WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.      “Board” shall mean the board of directors or board of trustees, as the case may be, of the Fund.

2.      “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3.      “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4.      “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

5.      “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended on June 12, 2000.

6.      “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under its Custody Agreement with the Fund.

ARTICLE II.
BNY AS A FOREIGN CUSTODY MANAGER

1.      The Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

2.      BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

3.      BNY shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

ARTICLE III.
RESPONSIBILITIES

1.      Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

2.      For purposes of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.
REPRESENTATIONS

1.      The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and, to the Fund’s knowledge, no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2.      BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; and (c) BNY has established and will maintain the Monitoring System.

ARTICLE V.
CONCERNING BNY

1.      BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2.      The Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof. In no event shall the Fund be liable to BNY or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action it being understood and agreed that no Fund shall claim as a special, indirect, or consequential damage or lost profits any obligation to indemnify or reimburse BNY in connection with Country Risk related costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against BNY.

3.      Subject to the limitations of liability contained in this Agreement, including, without limitation, this Article V, BNY shall indemnify and hold the Fund harmless from and against any and all direct losses, damages, costs and charges (“Liabilities”), in each case, which are incurred by the Fund as the direct result of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II of this Agreement, provided, however, that under no circumstances shall BNY have any obligation to indemnify the Fund for any losses, damages, costs and charges that relate to or arise from Country Risk; provided further, BNY shall not indemnify a Fund for any Liabilities arising out of the Fund’s negligence, bad faith, fraud, reckless disregard of its duties hereunder, or willful misconduct.

4.      Notwithstanding any other provision in this Agreement or applicable law to the contrary and except as may be agreed upon in writing by the parties, BNY and the Fund agree that to the extent that BNY would be liable hereunder for Liabilities, in no event shall BNY’s total maximum aggregate liability under Article V, Section 3 of this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed twelve (12) months’ fees (based on the fees paid by the Fund for the services provided pursuant to this Agreement during the preceding 12 month period immediately preceding the event giving rise to the Liabilities); provided, however, this damage cap shall not apply to those Liabilities which are caused by BNY’s gross negligence, willful misconduct, or fraud.

5.      For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed. Notwithstanding the foregoing, BNY agrees that pursuant to separate contractual arrangements between the Fund and Baillie Gifford Overseas Limited (“BGOL”), the Fund’s investment adviser, BGOL may pay some or all of the amounts due and payable by the Fund under this Agreement on behalf of the Fund. BNY further agrees that the Fund’s payment obligations hereunder may be satisfied by BGOL, provided that such payment by BGOL is equal to or greater than the amount due and payable by the Fund under this Agreement. Nothing herein shall be construed to limit the Fund’s ultimate responsibility for amounts due and payable under this Agreement in the event BGOL does not make such payment.

6.      BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.
MISCELLANEOUS

1.      This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 240 Greenwich Street, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

3.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at 780 Third Avenue, 43rd Foor New York, New York 10017 and with a copy to Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN or at such other place as the Fund may from time to time designate in writing.

4.      In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5.      This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund and BNY each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6.      The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

7.      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8.      This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

9.      A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees individually but are binding only upon the assets and property of the applicable series. BNY acknowledges and agrees that any obligations and liabilities of the Fund or any series arising hereunder shall not be binding upon any of the shareholders, Trustees, officers or employees of the Fund, as provided in the Fund’s charter documents, and that, to the extent the Trustees are regarded as entering into this Agreement, they do so only in their capacity as trustees and not individually. BNY further acknowledges and agrees that it shall look solely to the property of the applicable Fund for the performance of any obligation or liability of the Fund hereunder.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

BAILLIE GIFFORD ETF TRUST, IN ITS OWN CAPACITY AND ON BEHALF OF EACH OF THE FUNDS OR SERIES IDENTIFIED IN ANNEX I

By:
Title:

THE BANK OF NEW YORK MELLON

By:
Title:

ANNEX I

Fund Name	Tax Identification

Baillie Gifford ETF Trust

Series

Baillie Gifford International Concentrated Growth Equities ETF (EIN:)

Baillie Gifford U.S. Equity Growth ETF (EIN:)

Baillie Gifford Long Term Global Growth ETF (EIN:)

Baillie Gifford Emerging Markets Equities ETF (EIN:)

Baillie Gifford International Alpha ETF (EIN:)

SCHEDULE I

Specified Countries

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